Exhibit 99.5

June 15, 2023

DDC Enterprise Limited

Room 1601-1602, 16/F, Hollywood Centre

233 Hollywood Road

Sheung Wan, Hong Kong

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of DDC Enterprise Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Matthew Gene Mouw
Name: Matthew Gene Mouw